Filed Pursuant to Rule 433

Registration No. 333-201584

Supplementing the Preliminary Prospectus

Supplement dated July 28, 2017

(To a Prospectus dated January 16, 2015)

PRICING TERM SHEET

August 4, 2017

Issuer:	Corning Incorporated

Expected Ratings (Moody’s/S&P)*:	Baa1 / BBB+

Trade Date:	August 4, 2017

Settlement Date (T+4)**:	August 10, 2017

Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

Joint Book-Running Managers:	Merrill Lynch International MUFG Securities EMEA plc SMBC Nikko Securities America, Inc.

Co-Manager:	Citigroup Global Markets Limited

0.698% Notes due 2024

Security:	0.698% Notes due 2024 (the “2024 Notes”)

Principal Amount:	¥21,000,000,000

Maturity Date:	August 9, 2024

Coupon:	0.698%

Interest Payment Dates:	Semi-annually on February 9 and August 9, commencing February 9, 2018

Price to Public:	100.000%

Reference Rate:	0.158% (equivalent to 7-year Swap Mid Rate on Bloomberg “GDCO 157 1”, rounded up to three decimal places)

Spread to Reference Rate:	+ 54 bps

Yield to Maturity:	0.698%

CUSIP / ISIN / Common Code:	219350 BC8 / XS1659697665 / 165969766

Day Count:	30/360

Redemption:	The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated July 28, 2017

Business Day Centers:	New York, Tokyo and London

Governing Law:	State of New York

Record Dates:	January 26 and July 26 of each year

0.992% Notes due 2027

Security:	0.992% Notes due 2027 (the “2027 Notes”)

Principal Amount:	¥47,000,000,000

Maturity Date:	August 10, 2027

Coupon:	0.992%

Interest Payment Dates:	Semi-annually on February 10 and August 10, commencing February 10, 2018

Price to Public:	100.000%

Reference Rate:	0.252% (equivalent to 10-year Swap Mid Rate on Bloomberg “GDCO 157 1”, rounded up to three decimal places)

Spread to Reference Rate:	+ 74 bps

Yield to Maturity:	0.992%

CUSIP / ISIN / Common Code:	219350 BD6 / XS1659698473 / 165969847

Day Count:	30/360

Redemption:	The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated July 28, 2017

Business Day Centers:	New York, Tokyo and London

Governing Law:	State of New York

Record Dates:	January 27 and July 27 of each year

1.583% Notes due 2037

Security:	1.583% Notes due 2037 (the “2037 Notes”)

Principal Amount:	¥10,000,000,000

Maturity Date:	August 10, 2037

Coupon:	1.583%

Interest Payment Dates:	Semi-annually on February 10 and August 10, commencing February 10, 2018

Price to Public:	100.000%

Reference Rate:	0.643% (equivalent to 20-year Swap Mid Rate on Bloomberg “GDCO 157 1”, rounded up to three decimal places)

Spread to Reference Rate:	+ 94 bps

Yield to Maturity:	1.583%

CUSIP / ISIN / Common Code:	219350 BE4 / XS1659698804 / 165969880

Day Count:	30/360

Redemption:	The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated July 28, 2017

Business Day Centers:	New York, Tokyo and London

Governing Law:	State of New York

Record Dates:	January 27 and July 27 of each year

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	We expect that delivery of the notes will be made against payment therefor on or about August 10, 2017, which is the 4th Tokyo business day following the date of this term sheet (such settlement cycle being referred to as “T+4”). Under the E.U. Central Securities Depositaries Regulation, trades in the secondary market generally are required to settle in two London business days unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes earlier than the 2nd London business day before August 10, 2017 will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The 2024 Notes, the 2027 Notes and the 2037 Notes are being offered separately, and are not part of a unit. The closing of each series of notes is not conditioned on the closing of any other series of notes.

The issuer has filed a registration statement (including a prospectus and the preliminary prospectus supplement relating to the securities described above) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement relating to the securities described above in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch International at (800) 294-1322 (toll free), MUFG Securities EMEA plc at +44-20-7577-2206 or by calling SMBC Nikko Securities America, Inc. at (888) 868-6856.